                                                                      EXHIBIT 11

     The following is a summary of the calculation of EPS.

                                                                           THREE MONTHS ENDED
                                                                           SEPTEMBER 30, 1997
                                                                          --------------------
                                                                           1997          1996
                                                                          -------       ------
Net income (A)........................................................    $ 2,132       $  712
Elimination of interest expense as a result of pro forma exercise of
  options and warrants (B)............................................         --           84
Number of shares used in calculating fully diluted earnings per share
  (C).................................................................
Weighted average outstanding shares during period.....................      5,837        3,433
Additional common shares issuable under employee stock options using
  the treasury stock method (1).......................................      1,855        1,884
                                                                            7,692        5,317
Net income per share [(A)+(B)]/(C)....................................    $  0.28       $ 0.15

                                                                           NINE MONTHS ENDED
                                                                           SEPTEMBER 30, 1997
                                                                          --------------------
                                                                           1997          1996
                                                                          -------       ------
Net income (A)........................................................    $(7,642)      $1,916
Elimination of interest expense as a result of pro forma exercise of
  options and warrants (B)............................................         --          261
Number of shares used in calculating simple and fully diluted earnings per share in 1997 and 1996 respectively (C).........................
Weighted average outstanding shares during period.....................      5,040        3,433
Additional common shares issuable under employee stock options using
  the treasury stock method (1).......................................         --        1,884
                                                                            5,040        5,317
Net income per share [(A)+(B)]/(C)....................................    $ (1.52)      $ 0.41

---------------

(1) Based on the ending market price at the end of the period.